Exhibit 99.77O


                                   FORM 10f-3

                               THE BLACKROCK FUNDS



                         RECORD OF SECURITIES PURCHASED
                     UNDER THE TRUST'S RULE 10f-3 PROCEDURES



1. Name of Purchasing Portfolio: BlackRock Florida Insured Municipal Income Trust (BAF), BlackRock Florida Municipal Income Trust (BBF), BlackRock Florida Municipal Bond Trust (BIE), BlackRock Florida Municipal Bond Fund (BR-FL), BlackRock MuniHoldings Florida Insured Fund, Inc. (MFL), BlackRock MuniYield Florida Insured Fund, Inc. (MFT), BlackRock MuniYield Florida Fund, Inc. (MYF), The BlackRock Florida Investment Quality Municipal Trust
     (RFA), PI

2.   Issuer: School Board Collier County Florida

3.   Date of Purchase: July 20,2007

4.   Underwriter from whom purchased: AG Edwards & Sons Inc.

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

6.   Aggregate principal amount of purchased (out of total offering):
     $15,000,000 out of $96,205,000

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering):
     $18,240,000 out of $96,205,000

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8.   Purchase price (net of fees and expenses): 100.358 in 2010, 100.260 in
     2011, 100.083 in 2014, 99.645 in 2015, 100.069 in 2016, 99.998 in 2020,
     103.998 in 2022, 103.841 in 2023, 103.684 in 2024, 103.214 in 2027

9.   Date offering commenced: July 20,2007

10.  Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied:                  YES      NO
                                                                   -----   -----

     a.   The securities are part of an issue registered
          under the Securities Act of 1933, as amended,
          which is being offered to the public, OR are
          Eligible Municipal Securities, OR are securities
          sold in an Eligible Foreign Offering OR are
          securities sold in an Eligible Rule 144A Offering
          OR part of an issue of government securities.            __X__   _____

     b.   The securities were purchased prior to the end of
          the first day on which any sales were made, at a
          price that was not more than the price paid by
          each other purchaser of securities in that
          offering or in any concurrent offering of the
          securities (except, in the case of an Eligible
          Foreign Offering, for any rights to purchase
          required by laws to be granted to existing
          security holders of the Issuer) OR, if a rights
          offering, the securities were purchased on or
          before the fourth day preceding the day on which
          the rights offering terminated.                          __X__   _____

     c.   The underwriting was a firm commitment
          underwriting.                                            __X__   _____

     d.   The commission, spread or profit was reasonable
          and fair in relation to that being received by
          others for underwriting similar securities during
          the same period.                                         __X__   _____

     e.   In respect of any securities other than Eligible
          Municipal Securities, the issuer of such securities has been in continuous

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          operation for not less than three years (including
          the operations of predecessors).                         __X__   _____

     f.   Has the affiliated underwriter confirmed that it
          will not receive any direct or indirect benefit as
          a result of BlackRock's participation in the
          offering?                                                __X__   _____


Received from:___________   Janine Bianchino___________     Date: 7/23/07


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